EDUCATION REALTY TRUST REVISES QUARTERLY COMMON STOCK DIVIDEND POLICY

MEMPHIS, Tenn., January 5, 2009 -- Education Realty Trust, Inc., (NYSE:EDR) a nationwide leader in the ownership, development and management of student housing, today announced that its Board of Directors has approved a fourth quarter cash dividend of $0.1025 per share of common stock for the quarter ended December 31, 2008. The dividend will be payable February 16, 2009, to stockholders of record as of January 30, 2009. The Board of Directors expects the Company’s annual 2009 dividend to be $0.41 per share and for it to be paid quarterly.  Based on the January 2, 2009 closing common share price of $5.01, the 2009 estimated dividend represents an annual yield of 8.2%.

Chief Financial Officer Randy Brown noted that, “Given the current state of capital markets, the Board of Directors determined the prudent decision is to preserve capital by lowering our cash dividend payable on common stock. The 2009 dividend policy is expected to result in additional cash flow for the Company of approximately $12.0 million in 2009, which will further strengthen our liquidity and balance sheet position. We continue to believe that our portfolio of high quality, well diversified student housing communities should weather the current economic crisis more favorably than other types of real estate assets.”

About Education Realty Trust

Education Realty Trust, Inc. (NYSE:EDR) is a self-administered, self-managed real estate investment trust that owns, develops and manages high-quality student housing communities throughout the United States. The Company has ownership and management interests in 65 properties with 38,143 beds in a total of 21 states.  For more information please visit the Company's web site at www.educationrealty.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995

Statements about the company's business that are not historical facts are "forward-looking statements." Forward-looking statements are based on current expectations. You should not rely on our forward-looking statements because the matters they describe are subject to known and unknown risks and uncertainties that could cause the company's future results, performance, or achievements to differ significantly from the results, performance, or achievements expressed or implied by such statements. Such risks are set forth under the captions "Item 1A. Risk Factors" and "Forward-Looking Statements" and under the caption "Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations" (or similar captions) in our annual report on Form 10-K and in our quarterly reports on Form 10-Q, and as described in our other filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date on which they are made, and EDR undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments, or otherwise.

Contact:

Brad Cohen or Ken Avalos
ICR, LLC
203-682-8211 or 203-682-8341
bcohen@icrinc.com or ken.avalos@icrinc.com